Ally Financial Demand Notes Pricing Supplement

Pricing Supplement Dated 12/16/2013	Rule 424 (b) (3)

(To Prospectus Dated June 28, 2013)	File No. 333-178919

Ally Financial Inc.

Demand Notes  -  Floating Rate

Annual Yield:	1.35%
Effective Dates:	12/16/2013 through 12/22/2013